Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the 23rd day of August, 2011 by and between InfoSpace, Inc., a Delaware corporation (the “Company”), and Cambridge Information Group I LLC, a Delaware limited liability company (the “Investor”).

Recitals

A. The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and conditions stated in this Agreement, 764,192 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (and any securities into which the Common Stock may be reclassified, the “Common Stock”), and a warrant to purchase an aggregate of 1,000,000 shares of Common Stock in the form attached hereto as Exhibit A (the “Warrant”); and

B. Contemporaneous with the sale of the Shares and the Warrant, the parties hereto will execute and deliver a Stockholder Agreement, in the form attached hereto as Exhibit B (the “Stockholder Agreement”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Bylaws” means the Restated Bylaws, as amended, of the Company.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation, as amended, of the Company.

“Company’s Knowledge” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, after reasonable inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, databases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business or prospects of the Company and the Subsidiary taken as a whole, or (ii) the ability of the Company to issue and sell the Securities and to perform its obligations under the Transaction Documents.

“Material Contract” means the contracts to which the Company and/or the Subsidiary is a party which are listed as exhibits to any of the SEC Filings.

“Nasdaq” means The Nasdaq Global Select Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” means $7,000,000.

“Securities” means the Shares, the Warrant and the Warrant Shares.

“Subsidiary” means InfoSpace Sales LLC, a Delaware limited liability company.

“Transaction Documents” means this Agreement, the Warrant and the Stockholder Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrant.

2. Purchase and Sale of the Shares and Warrant. Subject to the terms and conditions of this Agreement, on the date hereof (the “Closing Date”), the Investor shall purchase, and the Company shall sell and issue to the Investor, the Shares and Warrant in exchange for the Purchase Price. Upon receipt by the Company of the amount of the Purchase Price and the Investor Deliverables (as defined below) as provided in Section 3, the certificate evidencing the Shares and the Warrant shall be released to the Investor (the “Closing”). The Closing shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, or at such other location and on such other date as the Company and the Investor shall mutually agree.

3. Closing Deliveries.

3.1 Investor. On the Closing Date, the Investor shall deliver or cause to be delivered to the Company each of the following (the “Investor Deliverables”):

(a) the Purchase Price, by wire transfer of immediately available funds to the account of the Company as instructed in writing by the Company; and

(b) the Stockholder Agreement, duly executed by the Investor.

3.2 Company. On the Closing Date, the Company shall deliver or cause to be delivered to the Investor each of the following:

(a) evidence of issuance of 764,192 shares of Common Stock in book entry form, registered in the name of the Investor, upon payment of the Purchase Price to the Company;

(b) the Warrant, duly executed by the Company; and

(c) the Stockholder Agreement, duly executed by the Company.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1 Organization, Good Standing and Qualification. The Company and the Subsidiary are each (a) duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), and (b) has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and the Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary unless the failure to so qualify has not and could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and under the other Transaction Documents. The Company has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Transaction Documents, (b) authorization of the performance of all obligations of the Company under the Transaction Documents, and (c) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3 Capitalization. Schedule 4.3 sets forth, as of the date hereof, (a) the authorized capital stock of the Company, (b) the number of shares of capital stock issued and outstanding, (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares and the Warrant) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and were issued in full compliance with applicable law and any rights of third parties. The Company owns all of the outstanding equity interests of the Subsidiary, free and clear of any lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company or the Subsidiary. Except as contemplated by this Agreement or as disclosed on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or the Subsidiary is or may be obligated to issue any equity securities of any kind. The issue and sale of the Shares and Warrant will not, immediately or with the passage of time, obligate the Company to issues shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws or encumbrances or restrictions established by or through the Investor. The Warrant has been duly and validly authorized. Upon the due exercise of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrant, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official, other than post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. As of the date of this Agreement, the Company has taken all action necessary to exempt (a) the issuance and sale of the Securities, (b) the issuance of the Warrant Shares upon due exercise of the Warrant, and (c) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company may be subject or any provision of the Certificate of Incorporation, Bylaws or any stockholder rights agreement that is or could become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

4.6 SEC Filings. The Company has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the 12 months preceding the date hereof (collectively, the “SEC Filings”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Filings prior to the expiration of any such extension. As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company does not have pending before the Securities and Exchange Commission any unresolved or outstanding comments from the Securities and Exchange Commission with respect to any SEC Filings or any request for confidential treatment of information.

4.7 No Material Adverse Change. Since December 31, 2010, except as identified and described in the SEC Filings, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2010, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(c) any damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or the Subsidiary which has had or is reasonably likely to have a Material Adverse Effect, individually or in the aggregate;

(d) any waiver by the Company or the Subsidiary of a right or of a debt owed to it which waiver has had or is reasonably likely to have a Material Adverse Effect, individually or in the aggregate;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or the Subsidiary, except which has not and will not have a Material Adverse Effect, individually or in the aggregate;

(f) any change or amendment to the Certificate of Incorporation or Bylaws, or material change to or termination of any Material Contract;

(g) any material labor difficulties or labor union organizing activities with respect to employees of the Company or the Subsidiary;

(h) any material transaction entered into by the Company or the Subsidiary other than in the ordinary course of business;

(i) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or the Subsidiary;

(j) any change in the Company’s method of accounting or the identity of its auditors;

(k) any issuances of any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans;

(l) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(m) any other event, occurrence, development or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.8 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) the Certificate of Incorporation or the Bylaws, both as in effect on the date hereof, (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (c) any Material Contract.

4.9 Financial Statements. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such financial statements have been prepared in conformity, and comply in all material respects, with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor the Subsidiary has incurred any liabilities, contingent or otherwise, except liabilities which have not had nor could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10 Compliance with Nasdaq Continued Listing Requirements. As of the date hereof, the Company is in compliance with applicable Nasdaq continued listing requirements and there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Company’s Common Stock on Nasdaq. In the two years preceding the date hereof, the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

4.11 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, the Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.12 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.13 No Integrated Offering. Neither the Company nor any of its Affiliates or any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or would require registration of the Securities under the Securities Act.

4.14 Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Sections 5.3, 5.4, 5.8 and 5.9 of this Agreement, the offer and sale of the Securities to the Investor as contemplated hereby is exempt from the registration requirements of the Securities Act.

4.15 Material Contracts. All Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Subsidiary, nor, to the Company’s Knowledge, any counterparty to any such Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under, or give rise to a right of termination, modification or cancellation under the provisions of any Material Contract. Neither the Company nor the Subsidiary has received written notice that it has breached, violated or defaulted under any Material Contract.

4.16 Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, the Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (together an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Filings, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor the Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or involving a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Filings. There has not been, and to the Company’s Knowledge, there is not pending any investigation by the Securities and Exchange Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Securities and Exchange Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or the Subsidiary under the Exchange Act or the Securities Act.

4.17 Intellectual Property.

(a) The business of the Company and the Subsidiary as currently conducted does not require or use any Intellectual Property not owned by or licensed to the Company or the Subsidiary. Neither the Company nor the Subsidiary is obligated to make any payment or grant any rights to any third party in respect of any Intellectual Property used by the Company or the Subsidiary or in connection with the business of the Company and the Subsidiary as currently conducted.

(b) To the Company’s Knowledge, there has not been, and there is not now, any material unauthorized use, infringement or misappropriation by any third party, including without limitation any employee, of any of the Intellectual Property owned or licensed by the Company. No shareholder or employee of, or consultant to, the Company has any right to use, other than in connection with the business activities of the Company as presently conducted, any of the Company’s Intellectual Property.

(c) The Company has taken (and caused its Subsidiary to take) reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets. The Company has obtained (and caused its Subsidiary to obtain) valid and effective work made for hire agreements and assignments from all current and former Employees, independent contractors and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any of the Company’s Intellectual Property developed by such Inventors.

4.18 Internal Accounting Controls. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiary, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.

4.19 Tax Matters. As of December 31, 2010, the Company had a net operating loss carry forward (as determined for federal income tax purposes), of approximately $788 million. As of the date hereof (taking into account the transactions contemplated by the Transaction Documents), no material portion of the Company’s net operating loss carry forward is subject to a limitation under the Internal Revenue Code of 1986, as amended, and/or the income tax regulations promulgated there under, including Section 382, Section 383 or under consolidated income tax rules. Neither the Company nor any other member of its affiliated group has any material liability for taxes of any person (other than the Company and its affiliated group members) (A) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1 Organization and Existence; Ownership of Common Stock. The Investor is a validly existing limited liability company and has all requisite limited liability company power and authority to invest in the Securities pursuant to this Agreement. Immediately prior to the purchase by the Investor of the Shares contemplated by this Agreement, the Investor beneficially owned 1,089,810 shares of Common Stock. As of the date hereof, other than the shares referenced in the immediately preceding sentence, neither the Investor nor its Affiliates has any direct or indirect ownership interest in any shares of Common Stock or any derivative rights such as puts or calls relating to the Common Stock.

5.2 Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which the Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account. The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Securities for any period of time. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

5.4 Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor also represents it has not been organized for the purpose of acquiring the Shares.

5.5 Disclosure of Information. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. The Investor acknowledges that it has reviewed the SEC Filings.

5.6 Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates evidencing such Securities may bear the following or any similar legend:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT SUCH SECURITIES TO BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED ARE BEING OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

5.9 No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, the Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

6. Covenants and Other Agreements.

6.1 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrant, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrant issued pursuant to this Agreement in accordance with their respective terms.

6.2 Continued Listing of Shares and Related Matters. So long as the Investor owns the Securities, the Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

6.3 Publicity. No public announcement or disclosure concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company), which consents shall not be unreasonably withheld, except as such announcement or disclosure may be required by law or the applicable rules or regulations of any securities exchange or securities market.

6.4 Further Assurances. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

7. Survival and Indemnification.

7.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement for a period of one (1) year from the date of this Agreement; provided, however, that the provisions contained in Section 6 hereof shall survive in accordance therewith; provided, further, that the representations and warranties of the Company set forth in this Agreement in Section 4.19 (Tax Matters) shall survive the execution and delivery of this Agreement for a period of five (5) years from the date of this Agreement.

7.2 Indemnification. The Company agrees to indemnify and hold harmless, on an after insurance recovery basis, the Investor and its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person; provided, however, the aggregate liability of the Company for indemnification claims under this Section 7.2 shall not exceed an amount equal to the Purchase Price.

7.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which Indemnity may be sought pursuant to Section 7.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

8. Miscellaneous.

8.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Counterparts; Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or portable document format (PDF), which shall be deemed an original.

8.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, WA 98004

Attention: General Counsel

Fax: 425.201.6167

With a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101

Attention: Andrew Bor

Fax: 206.359.9577

If to the Investor:

Cambridge Information Group I LLC

c/o Cambridge Information Group, Inc.

7200 Wisconsin Avenue, Suite 601

Bethesda, Maryland 20814 USA

Attention: Larisa A. Trainor, Esq.

Fax: 301.961.6790

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, D.C. 20006

Attention: Brian Mangino

Fax: 202.639.70003

8.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith; provided, however, notwithstanding the foregoing, the Company agrees to reimburse the Investor for fifty percent (50%) of the Investor’s legal fees incurred in connection with the Transaction Documents and the transactions contemplated herein and therein, up to a maximum reimbursement amount of $20,000.

8.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

8.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.8 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Washington located in King County and the United States District Court for the Western District of Washington for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	INFOSPACE, INC.

	By:	/s/ William Ruckelshaus

	Name:	William Ruckelshaus
	Title:	CEO and President

The Investor:	CAMBRIDGE INFORMATION GROUP I LLC

	By:	/s/ Andrew Snyder

	Name:	Andrew Snyder
	Title:	CEO

Exhibit B to Securities Purchase Agreement